EXHIBIT 99.1

Thursday, July 27, 2017

Contact:	Tom Cherry, President Jason Long, Chief Financial Officer
(804) 843-2360

C&F Financial Corporation

Announces Second Quarter Net Income

West Point, Va., July  27, 2017—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank),  today reported net income of $4.1 million, or $1.19 per common share assuming dilution, for the second quarter of 2017, compared to  $4.7 million, or $1.36 per common share assuming dilution, for the second quarter of 2016.  The Corporation reported net income of $6.9 million for the first six months of 2017, or $1.97 per common share assuming dilution, compared with $7.2 million, or $2.08 per common share assuming dilution, for the first six months of 2016. Earnings in 2016 included one-time revenue items totaling $822,000 after taxes that were recognized during the second quarter and first half of 2016 associated with a contract amendment for one of the Bank’s debit card programs ($237,000 after tax), the Bank’s bank-owned life insurance (BOLI) program ($493,000 after tax) and a gain on the sale of a Bank-owned property ($92,000 after tax).

The Corporation’s annualized returns on average common equity (ROE) and on average assets (ROA) for the second quarter of 2017 were 11.63 percent and 1.14 percent, respectively, compared to 14.00 percent and 1.34 percent, respectively, for the second quarter of 2016.  For the first six months of 2017, on an annualized basis, the Corporation’s ROE and ROA were 9.76 percent and 0.95 percent, respectively, compared to 10.78 percent and 1.03 percent, respectively, for the first six months of 2016. The decreases in ROE and ROA for the second quarter and first six months of 2017, compared to the same periods in 2016, resulted from internal capital growth since June 30, 2016 and the decline in net income during 2017 resulting principally from the one-time revenue items recognized in the second quarter and first half of 2016.

“In addition to our second quarter earnings, we are pleased to announce the opening of C&F Bank’s first retail branch in Charlottesville, Virginia on July 17th,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation. “This branch is our 26th, and it is located on the Historic Downtown Mall. This branch is smaller than our traditional branches; it is designed more for consultations with our customers rather than simply processing their transactions. The branch is equipped with technology that makes it easy to demonstrate our digital services, thus encouraging customers to learn how these services can make their lives easier. With our Charlottesville commercial lending center conveniently located adjacent to the branch, and C&F Mortgage Corporation having been in Charlottesville for over 15 years, we expect that our Charlottesville location will become a model for how all our lines of business collaborate to serve customers and grow the Corporation. We are very excited about the Bank’s entry into the Charlottesville market and we will consider further expansion of the retail branch network and other lines of business throughout the Charlottesville area in the future.”

“Net income for the second quarter and first six months of 2017 declined from the same periods in 2016,” said Tom Cherry, President of C&F Financial Corporation. “However, one-time revenue items at the retail banking segment during the second quarter of 2016 totaling $822,000 after taxes resulted in elevated earnings during the second quarter and first six months of 2016. Except for these items, net income at the retail banking segment increased primarily because of a  $63.2 million increase in average loans for the first six months of 2017 over the first six months of 2016, in combination with improvement in the Bank’s net interest margin. While the consumer finance segment benefited from a decline in the provision for losses and lower personnel costs and operating expenses during the second quarter and first half of 2017, compared to the same periods of 2016, net income decreased because of a decline in net interest margin caused by lower loan yields and higher-cost variable-rate borrowings and the average loan portfolio decline during 2017. The mortgage banking segment benefited from higher loan originations and sales during the second quarter and first half of 2017, compared to the same periods of 2016. In addition, its Lender Solutions division, which provides certain mortgage origination services to third parties, contributed to higher fee income as the number of clients has increased since this time last year. However, the effects of a slight decline in the margin on loans sold and higher fixed personnel and overhead expenses associated with the segment’s expansion in Chesapeake, Virginia beginning in the fourth quarter of 2016 resulted in slightly lower earnings for the mortgage banking segment during the second quarter and first half of 2017.”

Retail Banking Segment.    C&F Bank, which comprises the retail banking segment, reported net income of  $2.1 million for the second quarter of 2017, compared to net income of $2.7 million for the second quarter of 2016. For the first six months of 2017, the Bank reported net income of $3.9 million, compared to $4.0 million for the first six months of 2016.

As previously mentioned, if not for the one-time revenue items recognized during the second quarter of 2016, net income at the retail banking segment increased during the second quarter and first half of 2017, compared to the same periods of 2016. Positive factors influencing net income of the retail banking segment for the second quarter and first six months of 2017 include: (1) the effect of loan growth on interest income, as average loans at C&F Bank increased $53.6  million or 8.4 percent during the second quarter 2017 and $63.2 million or 10.0 percent during the first half of 2017 over the same periods of 2016 and (2) an increase in service charges on deposits. Partially offsetting these positive factors were (1) a decline in the yield on the investment portfolio as a result of replacing matured and called securities with lower-yielding securities, (2) a higher provision for loan losses resulting from loan growth and  (3) higher operating expenses associated with strengthening C&F Bank’s technology infrastructure, growing its commercial lending teams, implementing its digital initiatives and promoting brand awareness.

The results for the second quarter and first half of 2017 and 2016 for the retail banking segment include the acquisition accounting adjustments recorded in connection with the 2013 acquisition of Central Virginia Bank. The net accretion attributable to these adjustments recognized in the second quarter and first half of 2017 was $148,000 and $416,000, net of taxes, respectively, compared to $294,000 and $505,000, net of taxes for the second quarter and first half of 2016, respectively.

C&F Bank’s total nonperforming assets were $8.9 million at June  30, 2017, compared to $4.4 million at December 31, 2016. Nonperforming assets at June  30, 2017 included $8.6 million in nonaccrual loans, compared to $4.2 million at December 31, 2016, and $284,000 in other real estate owned (OREO), compared to $195,000 at December 31, 2016.  The increase in nonaccrual loans was due primarily to two commercial relationships totaling $6.5 million, which were classified as nonaccrual in the first quarter of 2017. Both of these relationships have been restructured in 2017 and are reported in troubled debt restructurings (TDR) at June 30, 2017. Both were previously identified as problem credits and classified accordingly. Specific reserves have also been established, which management believes are adequate to absorb probable losses on these loans. The OREO increase during the first half of 2017 was primarily due to the transfer of two residential properties to OREO, which was partially offset by OREO sales during the same period.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $607,000 for the second quarter of 2017, compared to net income of $650,000 for the second quarter of 2016. For the first six months of 2017, C&F Mortgage Corporation reported net income of $904,000, compared to net income of $972,000 for the first six months of 2016.

As previously mentioned, the mortgage banking segment began an expansion in Chesapeake, Virginia in the fourth quarter of 2016. This expansion contributed to higher loan production during the second quarter of 2017 and first half of 2017, which increased 18.6 percent and 25.0 percent, respectively, over the same periods in 2016 and resulted in higher gains on sales of loans. In addition, the Lender Solutions division produced fee income of $50,000 and $91,000 in the second quarter and first half of 2017, respectively, compared to $27,000 in both the second quarter and first half of 2016.  However, a decline in the margin on loans sold during 2017 and higher fixed personnel and overhead costs associated with the segment’s expansion in Chesapeake resulted in a slight decline in earnings during the second quarter and first half of 2017.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $1.6 million for the second quarter of 2017, compared to net income of $1.7 million for the second quarter of 2016. For the first six months of 2017, C&F Finance Company reported net income of $2.6 million, compared to net income of $2.8 million for the first six months of 2016.

The decline in net income for the second quarter and first six months of 2017, compared to the same periods in 2016, was principally due to net interest margin compression attributable to (1) lower loan yields resulting from competition in the non-prime automobile loan business and the acquisition of loan contracts with higher credit metrics and (2) higher-cost variable-rate borrowings resulting from increases in short-term interest rates since March 31, 2016.

The results of the consumer finance segment included a  $3.0 million and a $7.3 million provision for loan losses for the second quarter and first six months of 2017, compared to $3.6 million and $8.2 million for the second quarter and first six months of 2016. The annualized net charge-off ratio for the first six months of 2017  increased to 5.34 percent from 4.88 percent for the first six months of 2016 because of the higher level of charge-offs during 2017 resulting from the lower resale value of repossessed automobiles due to dealer levels of new and used car inventories.  The allowance for loan losses to total loans increased to 8.49 percent at June 30, 2017, compared to 8.40 percent at December 31, 2016. At June  30, 2017, total delinquent loans as a percentage of total loans declined to 4.40 percent from 5.15 percent at December 31, 2016, and from 4.51 percent at June  30, 2016. At June  30, 2017, repossessed assets totaled $2.2 million, compared to $3.1 million at December 31, 2016, and $2.5 million at June  30, 2016.

Other Segments. Other segments, which principally includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $203,000 and $533,000 for the second quarter and first half of 2017, compared to a net loss of $329,000 and $578,000 for the for the second quarter and first half of 2016.    The lower net losses during 2017 resulted from lower operating expenses at the Corporation’s holding company. Also contributing to the lower net loss for the second quarter of 2017, compared to the second quarter of 2016, was an increase in earnings at the Corporation’s wealth management subsidiary, which added a new wealth management group in Williamsburg and Newport News, Virginia beginning in the fourth quarter of 2016.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 33 cents per share during the second quarter of 2017, which was paid on July 1, 2017.  This dividend equates to a payout ratio of 27.7 percent of second quarter 2017 earnings per share.  The dividend payout ratio was 33.5 percent for the first half of 2017. The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements,  and expected future earnings. Also during the second quarter of 2017, the Board of Directors of the Corporation reauthorized the Corporation’s share repurchase program to purchase up to $5 million of the Corporation’s common stock through May 2018.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on the Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $49.85 per share on July  26, 2017.  At June 30, 2017, the book value of the Corporation was $41.56 per common share.

C&F Bank operates 26 retail bank branches and three commercial loan offices located throughout the Hampton to Charlottesville corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs offered in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated or implied by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives including personnel additions, expansion into new markets, development of our digital platform and the utilization of scorecard models, asset quality, adequacy of allowances for loan losses and the level of future charge-offs, capital levels, the effect of future market and industry trends, including competitive trends in the non-prime consumer finance markets, trends with respect to the levels of nonperforming assets and TDRs and expenses associated with nonperforming assets, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, and the effect of these policies on interest rates and business in our markets, (6) the value of securities held in the Corporation’s investment portfolios, (7) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (8) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (9) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (10) the level of indemnification losses related to mortgage loans sold, (11) demand for loan products, (12) deposit flows, (13) the strength of the Corporation’s counterparties and the economy in general, (14) competition from both banks and non-banks, including competition in the non-prime automobile finance markets, (15) demand for financial services in the Corporation’s market area, (16) reliance on third parties for key services, (17) the commercial and residential real estate markets, (18) demand in the secondary residential mortgage loan markets, (19) the Corporation’s expansion and technology initiatives, and (20) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	6/30/2017	12/31/2016	6/30/2016
	(unaudited)	*	(unaudited)
Interest-bearing deposits in other banks	$106,337	$90,309	$81,565
Investment securities - available for sale, at fair value	213,036	210,026	212,086
Loans held for sale, at fair value	47,326	52,027	61,573
Loans, net:
Retail Banking segment	687,611	680,993	647,002
Mortgage Banking segment	2,941	2,677	2,847
Consumer Finance segment	266,520	276,492	274,601
Restricted stocks, at cost	3,443	3,403	3,403
Total assets	1,464,079	1,451,992	1,414,228
Deposits	1,128,199	1,119,921	1,078,459
Repurchase agreements	18,243	17,363	17,868
Borrowings	147,221	147,204	153,186
Shareholders' equity	144,905	139,214	137,742

________________________

*Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Six Months Ended
Results of Operations	6/30/2017	6/30/2016	6/30/2017	6/30/2016
	(unaudited)		(unaudited)
Interest income	$22,423	$22,303	$44,444	$44,268
Interest expense	2,345	2,218	4,615	4,480
Provision for loan losses:
Retail Banking segment	100	-	200	-
Mortgage Banking segment	-	-	-	-
Consumer Finance segment	3,000	3,600	7,300	8,200
Noninterest income:
Gains on sales of loans	2,619	2,552	4,562	4,282
Other	4,670	5,171	8,873	8,604
Noninterest expenses:
Salaries and employee benefits	11,061	10,522	21,730	20,693
Other	7,219	7,125	14,395	14,044
Income tax expense	1,848	1,855	2,769	2,547
Net income	4,139	4,706	6,870	7,190
Earnings per common share - assuming dilution	1.19	1.36	1.97	2.08
Earnings per common share - basic	1.19	1.36	1.97	2.08

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	20,711	20,659	41,093	40,889
Interest income on securities-FTE	1,869	2,017	3,757	4,104
Total interest income-FTE	22,858	22,819	45,337	45,313
Net interest income-FTE	20,513	20,601	40,722	40,833

________________________

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

	For The		For The
	Quarter Ended		Six Months Ended
Segment Information	6/30/2017	6/30/2016	6/30/2017	6/30/2016
	(unaudited)		(unaudited)
Net income - Retail Banking	$2,099	$2,700	$3,921	$4,029
Net income - Mortgage Banking	607	650	904	972
Net income - Consumer Finance	1,636	1,685	2,578	2,767
Net loss - Other and Eliminations	(203)	(329)	(533)	(578)
Mortgage loan originations - Mortgage Banking	208,811	176,075	349,908	280,047
Mortgage loans sold - Mortgage Banking	202,762	139,928	354,609	262,474

	For The		For The
	Quarter Ended		Six Months Ended
Average Balances	6/30/2017	6/30/2016	6/30/2017	6/30/2016
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks	$112,177	$119,699	$109,649	$129,868
Investment securities - available for sale, at amortized cost	211,326	207,207	209,989	209,408
Loans held for sale, at fair value	39,394	35,610	34,566	32,094
Loans:
Retail Banking segment	694,101	640,477	693,465	630,297
Mortgage Banking segment	3,135	3,458	3,196	3,470
Consumer Finance segment	294,069	293,810	296,675	291,888
Restricted stocks, at cost	3,443	3,403	3,425	3,375
Total earning assets	1,357,645	1,303,664	1,350,965	1,300,400
Total assets	1,454,372	1,400,981	1,447,774	1,399,219

Time, checking and savings deposits	888,722	861,233	890,469	864,564
Borrowings	165,285	172,103	165,017	173,833
Total interest-bearing liabilities	1,054,007	1,033,336	1,055,486	1,038,397
Demand deposits	233,663	210,368	227,233	204,396
Shareholders' equity	142,415	134,427	140,720	133,377

Asset Quality	6/30/2017	12/31/2016	6/30/2016
	(unaudited)	*	(unaudited)
Retail Banking
Loans, excluding purchased loans	$642,545	$629,523	$586,052
Purchased performing loans[1]	49,485	53,329	59,620
Purchased credit impaired loans[1]	6,742	9,256	12,437
Total loans	$698,772	$692,108	$658,109

Nonaccrual loans	$6,535	$4,039	$5,350
Purchased performing-nonaccrual loans[2]	2,035	196	210
Total nonaccrual loans[3]	8,570	4,235	5,560
Other real estate owned (OREO)[4]	284	195	579
Total nonperforming assets[5]	$8,854	$4,430	$6,139

Accruing loans past due for 90 days or more[6]	$211	$6	$209

Troubled debt restructurings (TDRs), excluding purchased loans[3]	$9,163	$4,964	$5,408
Purchased performing TDRs[7]	2,702	861	858
Total TDRs[3]	$11,865	$5,825	$6,266

Allowance for loan losses (ALL)	$11,161	$11,115	$11,107
Nonperforming assets to loans and OREO	1.27%	0.64%	0.93%
ALL to total loans, excluding purchased credit impaired loans	1.61%	1.63%	1.72%
ALL to total nonaccrual loans	130.23%	262.46%	199.77%
Annualized net charge-offs (recoveries) to average loans	0.04%	(0.02)%	(0.03)%

Mortgage Banking
Nonaccrual loans	$40	$41	$41
Total Loans	$3,539	$3,275	$3,445
ALL	$598	$598	$598
Nonperforming loans to total loans	1.13%	1.25%	1.19%
ALL to loans	16.90%	18.26%	17.36%

Consumer Finance
Nonaccrual loans	$497	$565	$257
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$291,257	$301,845	$299,630
ALL	$24,737	$25,353	$25,029
Nonaccrual loans to total loans	0.17%	0.19%	0.09%
ALL to total loans[8]	8.49%	8.40%	8.35%
Annualized net charge-offs to average total loans[9]	5.34%	5.59%	4.88%

________________________

*  Derived from audited consolidated financial statements.

[1]

The loans acquired from CVB are tracked in two separate categories: “purchased performing” and “purchased credit impaired.” The remaining discount for the purchased performing loans was $2.6 million at 6/30/17, $2.9 million at 12/31/16 and $3.4 million at 6/30/16. The remaining discount for the purchased credit impaired loans was $9.9 million at 6/30/17, $10.5 million at 12/31/16 and $11.3 million at 6/30/16.

[2]	Purchased performing-nonaccrual loans are presented net of the remaining interest and credit marks totaling $188 at 6/30/17, $137 at 12/31/16 and $137 at 6/30/16.
[3]	Nonaccrual loans include nonaccrual TDRs of $6.6 million at 6/30/17, $2.0 million at 12/31/16 and $2.6 million at 6/30/16.

[4]	OREO is recorded at its estimated fair value less cost to sell.
[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Accruing loans past due for 90 days or more include purchased credit impaired loans of $188 at 6/30/17, zero at 12/31/16 and $196 at 6/30/16.
[7]

Accruing purchased performing TDRs are presented net of the remaining interest and credit marks totaling $9  at  6/30/17, $11 at 12/31/16 and $13  at  6/30/16. Purchased performing TDRs that are not accruing are presented net of the remaining interest and credit marks totaling $51 at 6/30/17.

[8]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of decreasing the allowance to total loans ratio by 9 basis points at 6/30/17, 14 basis points at 12/31/16 and 21 basis points at 6/30/16.

[9]

The consumer finance loan portfolio purchased during the second quarter of 2015 had the effect of increasing the net charge-off ratio by 11 basis points for the six months ended 6/30/17, 38 basis points for the year ended 12/31/16 and 45 basis points for the six months ended 6/30/16.

	As Of and For The		As Of and For The
	Quarter Ended		Six Months Ended
Other Data and Ratios	6/30/2017	6/30/2016	6/30/2017	6/30/2016
	(unaudited)		(unaudited)
Annualized return on average assets	1.14%	1.34%	0.95%	1.03%
Annualized return on average common equity	11.63%	14.00%	9.76%	10.78%
Annualized net interest margin	6.06%	6.36%	6.08%	6.32%
Dividends declared per common share	$0.33	$0.32	$0.66	$0.64
Weighted average common shares outstanding - assuming dilution	3,486,997	3,453,136	3,485,160	3,451,438
Weighted average common shares outstanding - basic	3,486,997	3,451,746	3,485,002	3,450,188
Market value per common share at period end	$46.90	$44.76	$46.90	$44.76
Book value per common share at period end	$41.56	$39.90	$41.56	$39.90
Price to book value ratio at period end	1.13	1.12	1.13	1.12
Price to earnings ratio at period end (ttm)	12.44	11.84	12.44	11.84

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	6/30/2017			6/30/2016
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$20,697	$14	$20,711	$20,636	$23	$20,659
Interest income on securities	1,448	421	1,869	1,524	493	2,017
Total interest income	22,423	435	22,858	22,303	516	22,819
Net interest income	20,078	435	20,513	20,085	516	20,601

	For The Six Months Ended
	6/30/2017			6/30/2016
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$41,065	$28	$41,093	$40,842	$47	$40,889
Interest income on securities	2,892	865	3,757	3,106	998	4,104
Total interest income	44,444	893	45,337	44,268	1,045	45,313
Net interest income	39,829	893	40,722	39,788	1,045	40,833

________________________

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”